Exhibit 23.1

INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors and Stockholders
Audible, Inc.

We consent to incorporation by reference in the registration statements (No. 333-91107) on Form S-8, (No. 333-45470) on Form S-3 and (No. 333-85286) on Form S-3 and S-3/A of Audible, Inc. of our report dated March 24, 2003, relating to the balance sheets of Audible, Inc. as of December 31, 2001 and 2002, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Audible, Inc.

Our report dated March 24, 2003 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Short Hills, New Jersey
March 27, 2003